Brigham Exploration Announces Acreage Growth in Mountrail County North Dakota Area Bakken Play to Approximately 30,000 Net Acres [ PR Newswire · 2007-09-26 ]

AUSTIN, Texas, Sept. 26 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced substantial growth in its acreage position east of the Nesson Anticline in North Dakota, to roughly 30,000 net acres. Over 22,000 net acres are located in Mountrail County, North Dakota in a large area with recent high rate horizontal Bakken completions, and approximately 7,000 net acres are located in prospective extensional areas that have not experienced horizontal Bakken drilling. As a result of this activity, Brigham's total net acreage position in the Williston Basin has grown to approximately 174,000 net acres.
Williston Basin Bakken Acreage Acquisitions
In April 2007, Brigham announced the acquisition of approximately 5,120 gross and 3,000 net acres in Mountrail County as part of its joint Venture with Northern Oil and Gas (OTC Bulletin Board: NOGS), and subsequently announced that its acreage position had grown to 10,000 net acres. Given continued acreage acquisitions, Brigham's total acreage east of the Nesson anticline has grown to roughly 30,000 net acres, over 22,000 net acres of which are located in Mountrail County in an area that has seen recent prolific horizontal Bakken completions. Of the 30,000 net acres, approximately 7,000 net acres has been acquired in extensional areas which, based on the mapping of key attributes, provide the potential for attractive Bakken horizontal drilling economics.
Brigham is currently participating in three horizontal Bakken wells with very small working interests, two of which are completing and one of which is drilling. Brigham retains a 1.3% working interest in the EOG Risan #1, drilled as an offset to a strong producer in the Parshall Field area. The Risan #1 is currently being completed after reaching total depth with good drilling shows. Approximately 35 miles to the northwest, Brigham is participating with a 0.5% working interest in the currently completing Hess En-Hegland #1, which also encountered good drilling shows. Roughly 15 miles north of the En-Hegland #1, Brigham is participating in the drilling of the Petro-Hunt Torgenson #1 with a 1.7% working interest. A substantial number of additional horizontal Bakken wells are currently drilling or permitted to be drilled in the play, a number of which are direct offsets to Brigham's growing acreage position in Mountrail County.
Brigham currently plans to commence at least two, and possibly three operated horizontal Bakken wells in the area by year-end. The Bergstrom Family Trust 26 #1H and an as yet unnamed well are both expected to commence in early November. Brigham expects to retain 56% and 69% working interests in these wells, respectively. Brigham may elect to drill a third high working interest well in the area late in the fourth quarter.

Bud Brigham, the Chairman, President and CEO stated, "The Mountrail County Bakken play continues to deliver very encouraging results. Given the size of our company, we believe we've assembled what is potentially the most impactful acreage position of any public company in the play. Inclusive of the extensional areas that we believe offer excellent potential for successful horizontal Bakken drilling, we expect to grow our inventory in this area to over 50,000 net acres."
Bud Brigham continued, "We're currently benefiting from a drilling and completion technology perspective from our small working interest participation in various horizontal Bakken wells dispersed geographically around our growing acreage position. These wells are providing us with valuable knowledge prior to commencing our drilling program during the fourth quarter. Assuming 640 acre spacing, approximately 240 gross or 45 net potential horizontal Bakken wells could potentially be drilled to develop our current acreage position. In areas such as Parshall, it appears that the ultimate spacing for field development is likely to be 320 acres or less. At this point we expect to be very active drilling in this area during 2008."

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise. Contact: Rob Roosa, Finance Manager (512) 427-3300